Exhibit 99.1

Extended Stay America to Transfer Stock Exchange Listing to Nasdaq

Ticker symbol to remain “STAY”

CHARLOTTE, N.C. – June 11, 2018 – Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc., (NYSE: STAY and collectively, the “Company”), today announced that it will transfer the listing of the paired shares of Extended Stay America, Inc.’s common stock and ESH Hospitality, Inc.’s Class B common stock from the New York Stock Exchange (the “NYSE”) to The Nasdaq Global Select Market (Nasdaq). The Company expects that the paired shares will commence trading on Nasdaq on June 26, 2018, and will continue to be listed under the “STAY” ticker symbol. The Company will continue to trade on the NYSE until the transfer is completed.

“As the leader in the mid-priced extended stay segment, we are thrilled to join other iconic brands listed on Nasdaq,” said Jonathan Halkyard, President and Chief Executive Officer. “The partnership with Nasdaq will provide us with a comprehensive suite of trading services, visibility assets and investor relations intelligence powered by cutting-edge technology. We look forward to leveraging Nasdaq’s platform to benefit our investors and customers worldwide.”

“Extended Stay America is known for its commitment in providing the best value to business and individual guests working on projects and in transitions,” said Nelson Griggs, President, Nasdaq Stock Exchange “Nasdaq is proud to welcome Extended Stay America to our market and we look forward to a long-term partnership with the company and its shareholders.”

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, the Company’s voluntarily withdrawal of the principal listing of its paired shares from the NYSE and transfer of the listing to Nasdaq, the end of trading of the paired shares on NYSE and the commencement of trading of the paired shares on Nasdaq, involve known and unknown risks, uncertainties and other factors that may cause actual events to differ from those projected in the forward-looking statements, possibly materially. For example, it is possible that the commencement of trading of the paired shares on Nasdaq may be delayed or may not occur. There can be no assurance that the actual results or developments anticipated by the Company will be realized. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc. (“ESA”) is the largest integrated hotel owner/operator in North America. Its subsidiary, ESH Hospitality, Inc. (“ESH”), is the largest lodging REIT in North America by unit and room count, with 599 hotels and approximately 66,000 rooms in the U.S. ESA manages all of ESH’s hotel properties and also manages 27 additional Extended Stay America hotels, providing over 8,000 jobs at Extended Stay America’s hotels and corporate headquarters. Extended Stay America® is the leading brand in the mid-priced extended stay segment, with approximately twice as many rooms as its nearest competitor. Visit www.esa.com for more information.

Contacts

Investors:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com